Exhibit 99

INFORMATION

For Immediate Release
April 20, 2006
Contact: 513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD SECOND QUARTER
AND SIX MONTHS OPERATING RESULTS, INCREASES FISCAL 2006 GUIDANCE,
AND DECLARES REGULAR CASH DIVIDEND

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record second quarter and six months net sales of $28,272,000 and $53,180,000, respectively, an increase of 19% and 25% over the same periods of the prior fiscal year;
•	reported record second quarter and six months net earnings of $4,723,000 and $8,685,000, respectively, an increase of 48% and 64% over the same periods of the prior fiscal year;
•	reported record second quarter and six months diluted per share earnings of $0.18 and $0.32, respectively, an increase of 38% and 45% over the same periods of the prior fiscal year;
•	increased its fiscal 2006 guidance of per share diluted earnings to $0.63 to $0.66 (previously $0.60 to $0.63) on net sales of $106 million to $109 million (previously $103 million to $107 million); and
•	declared a regular quarterly cash dividend of $0.115 per share (indicated annual rate of $0.46 per share), a 44% higher regular quarterly rate over the prior fiscal year.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended March 31			Six Months Ended March 31
	2006	2005	Change	2006	2005	Change
Net Sales	$28,272	$23,686	+19%	$53,180	$42,528	+25%
Operating Income	6,977	5,198	+34%	13,147	8,665	+52%
Net Earnings	4,723	3,196	+48%	8,685	5,306	+64%
Diluted Earnings per Share	$0.18	$0.13	+38%	$0.32	$0.22	+45%

Cash and Cash Equivalents	$31,323	$3,599
Working Capital	$54,925	$18,473
Long-term Debt Obligations	$1,833	$9,162
Shareholders' Equity	$89,203	$44,712
Total Assets	$109,565	$79,903

SECOND QUARTER RESULTS

Net sales for the second fiscal quarter ended March 31, 2006, were $28,272,000 as compared to $23,686,000 for the same period of the prior fiscal year, an increase of 19%. Net earnings for the second quarter of fiscal 2006 were $4,723,000, or $0.18 per diluted share, up 48 % and 38%, respectively, over the second quarter of fiscal 2005. Diluted common shares outstanding for the second quarter of fiscal 2006 and 2005 were 26,836,000 and 24,162,000, respectively, an increase of 11%.

YEAR-TO-DATE RESULTS

Net sales for the six months ended March 31, 2006, were $53,180,000 as compared to $42,528,000 for the same period of the prior fiscal year, an increase of 25%. Net earnings for the six months ended March 31, 2006, were $8,685,000, or $0.32 per diluted share, up 64% and 45%, respectively, over the same period of prior fiscal year 2005. Diluted common shares outstanding for the six months of fiscal 2006 and 2005 were 26,746,000 and 23,742,000, respectively, an increase of 13%.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.115 per share for the second quarter ended March 31, 2006. The dividend is of record May 1, 2006 and payable May 8, 2006. This annual indicated cash dividend rate of $0.46 per share represents a 44% increase over the fiscal 2005 rate of $0.32 per share. Meridian has increased its regular cash dividend rate fourteen times since it established a regular dividend sixteen years ago. Guided by the Company’s policy of setting a payout ratio between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2006 GUIDANCE INCREASED

For the fiscal year ending September 30, 2006, management expects net sales to be in the range of $106 million to $109 million and per share diluted earnings to be between $0.63 and $0.66. The per share estimates assume an increase in average shares outstanding from approximately 24.1 million at fiscal 2005 year end to 26.8 million at fiscal 2006 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2006.

FINANCIAL CONDITION

The Company’s financial condition is sound. At March 31, 2006, current assets were $69,268,000, compared to current liabilities of $14,343,000, thereby producing working capital of $54,925,000 and a current ratio of 4.8. Cash and equivalents on hand, including the proceeds from the September 2005 common stock offering, were $31,323,000, and the Company had 100% of its borrowing capacity available under its $22,500,000 commercial bank credit facility. Long-term debt obligations were $1,833,000, compared to shareholders’ equity of $89,203,000.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2006 and fiscal 2005.

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net sales	$28,272	$23,686	$53,180	$42,528
Cost of goods sold	11,692	10,109	21,450	17,938

Gross profit	16,580	13,577	31,730	24,590

Operating expenses
Research and development	1,203	861	2,355	1,694
Selling and marketing	4,053	4,056	8,271	7,372
General and administrative	4,347	3,462	7,957	6,859

Total operating expenses	9,603	8,379	18,583	15,925

Operating income	6,977	5,198	13,147	8,665
Other income (expense)	269	(92)	391	(352)

Earnings before income taxes	7,246	5,106	13,538	8,313
Provision for income taxes	2,523	1,910	4,853	3,007

Net earnings	$4,723	$3,196	$8,685	$5,306

Basic earnings per common share	$0.18	$0.14	$0.33	$0.23
Basic common shares - weighted average outstanding	26,142	23,469	26,050	23,019

Diluted earnings per common share	$0.18	$0.13	$0.32	$0.22
Diluted common shares - weighted average outstanding	26,836	24,162	26,746	23,742

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2006 and fiscal 2005.

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net sales (third-party)
U.S. Diagnostics	$17,012	$14,517	$33,006	$26,389
European Diagnostics	5,319	4,671	9,554	8,925
Life Science	5,941	4,498	10,620	7,214

	$28,272	$23,686	53,180	$42,528

Operating Income
U.S. Diagnostics	$4,747	$3,613	$9,817	$6,652
European Diagnostics	933	821	1,539	1,150
Life Science	1,319	734	1,805	805
Eliminations	(22)	30	(14)	58

	$6,977	$5,198	$13,147	$8,665

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, commented, “Our U.S. Diagnostics, European Diagnostics and Life Science business units each reported impressive double-digit growth during the second quarter.

In the diagnostics products category, Meridian continued to expand its market share in its strategic focus areas of upper respiratory disease testing, including influenza and Mycoplasma, and in testing for C. difficile, the cause of an especially dangerous hospital-acquired infection.

Once again, the pace of growth in our Life Science business continued, driven primarily by strong sales of core products to other diagnostics manufacturers including purified viral proteins and monoclonal antibodies.

Continued gains in operating efficiency were enabled by our robust top-line revenue growth. Gross profit, operating income, and net income rates all improved, while operating expenses as a percent of sales declined.

After two strong quarters, Fiscal 2006 is shaping up to be another excellent year. We look forward to the launch of several important new products in the second half of 2006 that can add further strength to our business model.

William J. Motto, Chairman and Chief Executive Officer, said, “On the strength of our solid second quarter record operating results and the favorable outlook for the second half of the fiscal year, we believe it is appropriate to increase fiscal 2006 guidance. Our new guidance now calls for diluted earnings per share of $0.63 to $0.66 on a revised upward sales range of $106 million to $109 million. This new guidance range excludes any benefit of external growth through possible acquisitions during fiscal 2006. We continue to practice prudent financial discipline and cost controls, resulting in favorable margins and strong cash flow. Our view of building shareholder value through higher sales, earnings, and cash dividends, coupled with a sound financial condition, remains the same.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these diagnostic products and tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

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